Exhibit 10.2

SECOND AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This SECOND AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of May 4, 2026 (“Effective Date”), by and between AudioEye, Inc. (the “Company”), and David Moradi, a natural person (“Executive”).

RECITALS

WHEREAS, Executive and the Company are parties to that certain Amended and Restated Employment Agreement entered into effective as of April 5, 2022, which was amended effective on December 26, 2023, on March 31, 2025, and on April 4, 2025 (as amended, the “Prior A&R Employment Agreement”).

WHEREAS, the Company and Executive have mutually agreed that, effective as of the Effective Date, Executive shall no longer serve as Chief Executive Officer of the Company, and shall serve as the Company’s Chief Product Officer and Executive Chairman of the Board of Directors of the Company (the “Board”); and

WHEREAS, the Company and Executive desire to amend and restate the Prior A&R Employment Agreement, as set forth in this Agreement.

AGREEMENT

The Company and Executive hereby agree as follows:

1.             Employment and Duties.

a.            The Company agrees to employ Executive and Executive agrees to serve as Chief Product Officer of the Company. In such role, Executive shall report to the Board. The duties and responsibilities of Executive shall include the duties and responsibilities typical of a Chief Product Officer and such other duties and responsibilities as the Board may from time to time reasonably assign to Executive in such role.

b.            Executive is hereby appointed to serve as Executive Chairman/Chairman of the Board (“Chairman”). As Chairman, Executive shall have, subject at all times to the direction of the Board, direct responsibility, working in conjunction with the officers of the Company, over operations, sales and marketing, and will perform other services and duties as the Board of Directors shall determine. As Chairman, Executive shall confer with the Directors, and other officers of the Company, regarding ideas and proposals with respect to the overall technological direction of the Company.

c.            The Board understands that Executive has significant other responsibilities and is unable to devote all of his business time, attention, and energies to the business of the Company and, accordingly, Executive shall devote such time as he reasonably believes to be necessary to discharge his fiduciary duties to the Company.

2.             Term. This Agreement and Executive’s employment shall commence on the Effective Date and shall continue for a period ending on the first anniversary of the Effective Date unless earlier terminated pursuant to Section 7 (the “Term”). For the avoidance of doubt, the provisions of Sections 9, 10, 12 and 13 shall survive the expiration of the term of employment.

3.             Place of Employment. Executive’s job site shall be in the sole discretion of the Executive.

4.             Salary. The Company agrees to pay Executive (a) an annual base salary of $1 (the “Salary”) plus (b) the value of full health benefits offered by the Company not to exceed $10,000 annually. The Company shall pay the Salary on an annual basis and the benefit amounts pursuant to clause (b) in periodic installments in accordance with the Company’s regular payroll practices.”

5.             Treatment of Outstanding Equity Awards. Executive and the Company acknowledge and agree as follows with respect to Executive’s outstanding equity awards:

a.            Pro Rata Vesting of Time-Based RSUs: On the Effective Date, each outstanding time-based restricted stock unit (“RSU”) award held by Executive as of the Effective Date shall vest on a pro rata basis through and including the Effective Date. The pro rata portion shall be calculated, with respect to each tranche of time-based RSUs that would otherwise have vested on its next scheduled vesting date, by multiplying the number of RSUs in such tranche by a fraction, the numerator of which is the number of days elapsed from the most recent vesting date (or, if none, the grant date) of such award through and including the Effective Date, and the denominator of which is the total number of days in the vesting period for such tranche. Any resulting fractional share shall be rounded down to the nearest whole share.

b.            Forfeiture of Other Unvested Awards: On the Effective Date, all time-based RSUs and performance shares held by Executive as of the Effective Date that remain unvested after giving effect to the pro rata vesting described in Section 5.a above shall be automatically forfeited and cancelled, without payment of any consideration, and Executive shall have no further rights with respect to such forfeited equity awards.

6.            New Equity Grants. On the Effective Date, the Company shall grant Executive 127,600 RSUs (the “RSU Award”), with 58,000 of such RSUs being deemed “Time-Based RSUs” and 69,600 being deemed “PSUs.”

a.	Time-Based RSUs: The Time-Based RSUs shall vest as follows:

•	9,667 on June 30, 2026,

•	14,500 on September 30, 2026,

•	14,500 on December 31, 2026,

•	14,500 on March 31, 2027, and

•	4,833 on May 4, 2027,

provided in all cases that Executive is continuously employed on each of the vesting dates.

b.	Performance-Based RSUs: The PSUs shall be eligible to vest based on the Company’s achievement of the performance metrics set forth below, subject in all cases to Executive’s continuous employment with the Company through the applicable vesting date.

i.             2026 Annual Performance RSUs. Of the PSUs, 38,667 PSUs (the “2026 Annual PSUs”) shall be eligible to vest based on the Company’s achievement of the following three performance targets for the fiscal year ending December 31, 2026, with one-third of the 2026 Annual PSUs (12,889 PSUs) eligible to vest upon achievement of each target:

•	Revenue of $[*];

•	Adjusted EBITDA of $[*]; and

•	Adjusted EBITDA of $[*].

Each target shall be evaluated independently, and the 2026 Annual PSUs corresponding to each achieved target shall vest on the date the Compensation Committee of the Board (the “Compensation Committee”) certifies achievement of such target following the close of the 2026 fiscal year. Any 2026 Annual PSUs corresponding to a target that is not achieved shall be forfeited.

ii.            2027 Annual Performance RSUs. 19,333 PSUs shall be allocated to the 2027 annual performance component (the “2027 Annual PSUs”) and shall be eligible to vest based on performance targets to be established by the Compensation Committee in connection with the Company’s 2027 annual budget to be approved by the Board. The Compensation Committee shall, in good faith and consistent with the structure of the 2027 Annual PSUs, set such targets as promptly as practicable following the start of the 2027 fiscal year. Vesting of the 2027 Annual PSUs shall occur on the date the Compensation Committee certifies achievement of such targets following the close of the 2027 fiscal year, with any 2027 Annual PSUs corresponding to a target that is not achieved being forfeited.

iii.            2026 Stretch Performance RSUs. The remaining 11,600 PSUs (the “2026 Stretch PSUs”) shall be eligible to vest in full upon the Company's achievement of Adjusted EBITDA of $[*] for the fiscal year ending December 31, 2026. The 2026 Stretch PSUs shall vest, if at all, on the date the Compensation Committee certifies achievement of such target following the close of the 2026 fiscal year. If the Company does not achieve Adjusted EBITDA of $[*] for the 2026 fiscal year, the 2026 Stretch PSUs shall be forfeited in their entirety.

iv.            Definitions and Determinations. “Revenue” and “Adjusted EBITDA” shall be calculated in accordance with the Company’s audited financial statements for the applicable fiscal year and the methodology used by the Company for calculating such amounts for purposes of the Company’s periodic reports or earnings releases filed or furnished with the Securities and Exchange Commission, subject to such adjustments as the Compensation Committee determines in good faith are appropriate to reflect extraordinary items, acquisitions or dispositions, changes in accounting principles, or other non-recurring or non-cash items. All determinations regarding achievement of the performance targets shall be made by the Compensation Committee in its reasonable discretion and shall be final and binding.

The RSU Award will be subject to the AudioEye, Inc. 2020 Equity Incentive Plan (“Plan”) and the form of award agreement thereunder approved by the Board (or its Compensation Committee) and will provide that (i) tax withholdings required in connection with the vesting of the RSUs and settlement of shares with respect thereto shall be satisfied by a share withholding procedure pursuant to which the Company will withhold, immediately as shares are issued under the RSU Award, a portion of those shares with a fair market value (measured as of the issuance date) equal to the statutory minimum withholding amount and (ii) that each RSU will be settled upon vesting in one share of the Company’s common stock.

Notwithstanding anything to the contrary in this Agreement, if, on or prior to first anniversary of the Effective Date, Executive’s employment is terminated by the Company without Cause or due to Executive’s death, then all Time-Based RSUs that remain unvested as of the effective date of such termination will accelerate vesting and become 100% vested. For this purpose, “Cause” shall consist of a termination due to the following as specified in the notice of termination (and in each case Executive fails to cure within thirty (30) days of delivery of such notice of termination, except as to clauses (v) or (vi), which shall not be subject to cure) (i) Executive’s failure, subject to the relaxed standard in Section 1(c), to substantially perform the fundamental duties and responsibilities associated with the position(s) he holds for any reason, including Executive’s failure or refusal to carry out reasonable instructions; (ii) Executive’s material breach of any material written Company policy; (iii) Executive’s gross misconduct in the performance of Executive’s duties for the Company; (iv) Executive’s material breach of the terms of this Agreement; (v) Executive being convicted of, or pleading nolo contendere or equivalent to, any fraudulent or felony criminal offense or any other criminal offense which reflects adversely on the Company or reflects conduct or character that the Board reasonably concludes is inconsistent with continued employment; or (vi) any criminal conduct that is a “statutory disqualifying event” (as defined under federal securities laws, rules and regulations). Prior to any termination for Cause, and subsequent to any applicable thirty (30) day period of time within which Executive may be permitted to cure, Executive will be entitled to appear (with counsel) before the full Board to present information regarding his views on the Cause event, and after such hearing, there must be at least a majority vote of the full Board (other than Executive) to terminate him for Cause. After providing the notice in foregoing sentence, the Board may suspend Executive with full pay and benefits until a final determination pursuant to this paragraph has been made.

Notwithstanding anything to the contrary in this Agreement, in the event of a Change in Control that involves a Corporate Transaction (each as defined in the Plan), all Time-Based RSUs that remain unvested as of effective time of such Change in Control shall become fully vested immediately prior to the effective time of such Change in Control.

The obligations of the Company under the Agreement shall be binding upon any successor corporation or organization resulting from the merger, consolidation or other reorganization of the Company, or upon any successor corporation or organization succeeding to all or substantially all of the assets and business of the Company, with equitable adjustments as appropriate as determined by the Board.

7.             Termination of Employment; Severance Compensation. Executive’s employment under this Agreement is at-will; either Executive or the Company (through the Board) may terminate Executive’s employment and this Agreement at any time. Upon such termination of employment, the Company shall have no further obligations or liability hereunder to Executive or his heirs, administrators or executors with respect to compensation and benefits accruing thereafter, except for the obligation to pay Executive or Executive’s heirs, administrators or executors, as applicable: (i) any earned but unpaid Salary accrued through the date of termination of employment, (ii) reimbursement of any and all reasonable business expenses paid or incurred by Executive in connection with and related to the performance of his duties and responsibilities for the Company during the period ending on the date of termination of employment, and (iii) any accrued but unused vacation through the date of termination in accordance with Company policy. There is no severance compensation hereunder (except as set forth in any equity award agreement between the Company and Executive, including the potential acceleration of the Time-Based RSUs as provided for in Section 6). To the extent any portion of the RSU Award becomes vested prior to or in connection with Executive’s termination of employment, the Company shall honor its settlement obligations thereunder. Any termination of Executive’s employment by the Company or by Executive (other than termination by reason of Executive’s death) shall be communicated by written notice of termination to the other party of this Agreement.

8.             Deductions and Withholdings. The Company shall deduct and withhold, from all payments made pursuant to this Agreement, including but not limited to the Salary, all applicable taxes, including income tax, FICA and FUTA, and other deductions and withholdings required by law.

9.             Clawback Rights. Executive agrees that he is bound by, and subject to, the Company’s Compensation Recovery Policy, effective October 24, 2023 (as such policy may be amended, restated or otherwise modified from time to time).

10.           Expenses. Executive shall be entitled to prompt reimbursement by the Company for all reasonable ordinary and necessary travel, entertainment, and other expenses incurred by Executive while employed (in accordance with the policies and procedures established by the Company for its senior executive officers) in the performance of his duties and responsibilities under this Agreement; provided, that Executive shall properly account for such expenses in accordance with Company policies and procedures. Executive shall be entitled to prompt reimbursement by the Company for reasonable and documented legal fees and expenses incurred by Executive in connection with this Agreement and the RSU Award agreement contemplated hereby.

11.           Other Benefits; Vacation. During the term of employment, Executive shall be eligible to participate in incentive, stock purchase, savings, retirement (401(k)), and welfare benefit plans, including, without limitation, health, medical, dental, vision, life (including accidental death and dismemberment) and disability insurance plans to the extent provided by the Company generally to its employees (collectively, “Benefit Plans”), in substantially the same manner and at substantially the same levels as the Company makes such opportunities available to the Company’s managerial or salaried executive employees, subject to the terms and conditions, including eligibility provisions, of any such Benefit Plans, which may be amended or terminated from time to time. During the term of employment, Executive shall be entitled to accrue, on a pro rata basis, twenty (20) paid vacation days per year, which if not taken, will accrue and be carried forward into the next year. Vacation shall be taken at such times as are mutually convenient to Executive and the Company and no more than twenty (20) consecutive days shall be taken at any one time without the advance written approval of the Board. In addition, Executive shall be entitled to receive future awards under the Plan or any other equity plan maintained by the Company at such times and on such terms as may be determined by the Board or the Compensation Committee.

12.            Section 280G Gross-Up. Notwithstanding anything in this Agreement or any other plan, program, policy, agreement or arrangement to the contrary, if any of the payments, rights, benefits, distributions, or entitlements provided or to be provided by the Company or any of its affiliates to Executive or for the Executive’s benefit pursuant to the terms of this Agreement or the RSU Award agreement or otherwise (a “Covered Payment”) would constitute parachute payments (“Parachute Payments”) within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) and will be subject to the excise tax imposed under Section 4999 of the Code (or any successor provision thereto) or any interest or penalties with respect to such excise tax (collectively, the “Excise Tax”), then the Company shall pay to Executive, no later than the time the Excise Tax is required to be paid by Executive or withheld by the Company, an additional amount (the “Gross-Up Payment”) equal to the sum of the Excise Tax payable by Executive, plus the amount necessary to put Executive in the same after-tax position (taking into account any and all applicable federal, state, local and foreign income, employment, excise and any other applicable taxes (including the Excise Tax and any income and employment taxes imposed on the Gross-Up Payment) that he would have been in if Executive had not incurred any tax liability under Section 4999 of the Code. For purposes of determining the amount of the Gross-Up Payment, unless Executive specifies that other rates apply, Executive shall be deemed to pay federal income tax and employment taxes at the highest marginal rate of federal income and employment taxation in the calendar year in which the Gross-Up Payment is to be made, and state and local income taxes at the highest marginal rate of taxation in the state and locality of Executive’s residence on the date of change of control, net of the maximum reduction in federal income taxes that may be obtained from the deduction of such state and local taxes. All determinations to be made under this Section 12 shall be made in writing and in good faith by an independent accounting firm selected by the Company which is reasonably acceptable to Executive (the “Accountants”), which shall provide detailed supporting calculations to the Company and Executive as requested by the Company or Executive and any such determination shall be binding upon the Company and Executive. All fees and expenses of the Accountants shall be borne by the Company.

13.           Section 409A.

No compensation under this agreement is intended to constitute deferred compensation. The provisions of this Agreement are intended to comply with or meet an exemption from Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and any regulations and guidance promulgated thereunder (“Section 409A”) and shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A. The Company and Executive agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Executive under Section 409A.

To the extent that Executive will be reimbursed for costs and expenses or in-kind benefits, except as otherwise permitted by Section 409A, (a) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit, (b) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year; provided that the foregoing clause (b) shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect and (c) such payments shall be made on or before the last day of the taxable year following the taxable year in which the expense was incurred.

A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment that constitute “nonqualified deferred compensation” (within the meaning of Section 409A) unless such termination constitutes a “Separation from Service” within the meaning of Section 409A and, for purposes of any such provision of this Agreement references to a “termination,” “termination of employment” or like terms shall mean Separation from Service.

Each installment payable hereunder shall constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b), including Treasury Regulation Section 1.409A-2(b)(2)(iii). Each payment that is made within the terms of the “short-term deferral” rule set forth in Treasury Regulation Section 1.409A-1(b)(4) is intended to meet the “short-term deferral” rule. Each other payment is intended to be a payment upon an involuntary termination from service and payable pursuant to Treasury Regulation Section 1.409A-1(b)(9)(iii), et. seq., to the maximum extent permitted by that regulation, with any amount that is not exempt from Code Section 409A being subject to Code Section 409A.

Notwithstanding anything to the contrary in this Agreement, if Executive is a “specified employee” within the meaning of Section 409A, any payment otherwise due to Executive on or within the six (6) month period following Executive’s termination will accrue during such six (6) month period and will become payable in one lump sum cash payment on the date six (6) months and one (1) day following the date of Executive’s termination of employment, to the extent required to avoid any adverse tax consequences under Section 409A. Any remaining payment(s) will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if Executive dies following termination but prior to the six (6) month anniversary of Executive’s termination date, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of Executive’s death and all other amounts will be payable in accordance with the payment schedule applicable to each payment or benefit, to the extent and in a manner consistent with Section 409A.

14.           Miscellaneous.

(a)          This Agreement constitutes and embodies the full and complete understanding and agreement of the parties with respect to Executive’s employment by the Company, supersedes all prior understandings and agreements, whether oral or written, between Executive and the Company, including without limitation the Prior A&R Employment Agreement, and shall not be amended, modified or changed except by an instrument in writing executed by the party to be charged. The invalidity or partial invalidity of one or more provisions of this Agreement shall not invalidate any other provision of this Agreement. No waiver by either party of any provision or condition to be performed shall be deemed a waiver of similar or dissimilar provisions or conditions at the same time or any prior or subsequent time.

(b)          Neither Executive nor the Company may assign or delegate any of their rights or duties under this Agreement without the express written consent of the other; provided, however, that the Company shall have the right to delegate its obligation of payment of all sums due to Executive hereunder, provided that such delegation shall not relieve the Company of any of its obligations hereunder.

(c)          This Agreement shall inure to the benefit of, be binding upon and enforceable against, the parties hereto and their respective successors, heirs, beneficiaries and permitted assigns.

(d)          The headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

(e)          All notices, requests, demands and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given when personally delivered, sent by registered or certified mail, return receipt requested, postage prepaid, or by reputable national overnight delivery service (e.g. Federal Express) for overnight delivery to the Company at its principal executive office or to Executive at his address of record in the Company’s records, or to such other address as either party may hereafter give the other party notice of in accordance with the provisions hereof. Notices shall be deemed given on the sooner of the date actually received or the third business day after deposited in the mail or one business day after deposited with an overnight delivery service for overnight delivery.

(f)           This Agreement shall be governed by and construed in accordance with the internal laws of the State of Florida without reference to principles of conflicts of laws and each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of the federal and state courts located in the Miami-Dade County, Florida.

(g)          This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but which together shall constitute one of the same instrument. The parties hereto have executed this Agreement as of the date set forth above.

(h)          Executive represents and warrants to the Company that he has the full power and authority to enter into this Agreement and to fully perform his obligations hereunder and that the execution and delivery of this Agreement and the performance of all of his obligations under this Agreement will not conflict with any agreement to which Executive is a party.

(i)           The Company represents and warrants to Executive that (i) it has the full power and authority to enter into this Agreement and to perform its obligations hereunder and (ii) the execution and delivery of this Agreement and the performance of its obligations hereunder will not conflict with any agreement to which the Company is a party.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, Executive and the Company have caused this Second Amended and Restated Employment Agreement to be executed as of the date first above written.

AudioEye, Inc.

By:	/s/ Kelly Georgevich	/s/ David Moradi
	Kelly Georgevich	David Moradi
Chief Executive Officer

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